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                                                                     Exhibit 3.2

                             ARTICLES SUPPLEMENTARY
                                   CLASSIFYING
                               5,520,000 SHARES OF
                             BENEFICIAL INTEREST AS
                         SERIES B CUMULATIVE REDEEMABLE
                     PREFERRED SHARES OF BENEFICIAL INTEREST
                            OF GLIMCHER REALTY TRUST


                      (Pursuant to Section 8-203(b) of the
                      Corporations and Associations Article
                       of the Annotated Code of Maryland)



            Glimcher Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the "Company"), and having its executive office at 20 South Third Street, Columbus, Ohio 43215, hereby certifies to the State Department of Assessments and Taxation of Maryland that:


            FIRST: Pursuant to the authority granted to and vested in the Board of Trustees of the Company (the "Board of Trustees") under Article VI, Section
6.3 of the Amended and Restated Declaration of Trust of the Company, as amended (the "Declaration of Trust"), the Board of Trustees at a meeting duly convened and held on November 5, 1997, adopted resolutions authorizing and establishing a separate class of preferred shares of beneficial interest, out of the 100,000,000 authorized shares of beneficial interest of the Company (the "Shares"), consisting of 5,520,000 shares to be known as the "Series B Cumulative Redeemable Preferred Shares of Beneficial Interest" (the "Series B Preferred Shares"). Such Series B Preferred Shares shall have a par value of $.01 per share. The preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of such shares, which shall be deemed to be part of Article VI,
Section 6.3 of the Declaration of Trust, are as follows:

A.    Certain Definitions.

      Unless the context otherwise requires, the terms defined in this paragraph
(A) shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series B Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

      Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are



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authorized or required by law, regulation or executive order to close.

      Capital Shares. The term "Capital Shares" shall mean, with respect to any Person, any common shares of beneficial interest, preferred shares, depositary shares, interests, particiption or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital shares), warrants or options to purchase any thereof.

      Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common shares of beneficial interest of the Company, including the Common Shares, and any other shares of beneficial interest of the Company, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

      Common Shares. The term "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the Company.

      Distribution Payment Date. The term "Distribution Payment Date" shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

      Distribution Period. The term "Distribution Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

      Distribution Record Date. The term "Distribution Record Date" shall mean the date designated by the Board of Trustees of the Company at the time a distribution is declared, provided, however, that such Distribution Record Date shall be not more than sixty (60) days nor less than ten (10) days prior to such Distribution Payment Date.

      Junior Shares. The term "Junior Shares" shall mean, as the case may be,
(i) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series B Preferred Shares shall


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have been so paid or declared and set apart for payment and (ii) the Common
Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series B Preferred Shares shall have received the entire amount to which such Class B Preferred Shares is entitled upon such liquidation, dissolution or winding up. The term "Junior Shares" shall include the Nomura Preferred Shares.

      Liquidation Preference. The term "Liquidation Preference" shall mean $25.00 per share.

      Nomura Preferred Shares. The term "Nomura Preferred Shares" shall mean the Series A Preferred Shares and the Series A-1 Preferred Shares collectively with any other series of preferred shares of beneficial interest of the Company issued from time to time pursuant to the Securities Purchase Agreement. Nomura Preferred Shares shall not include any other preferred shares of beneficial interest issued to Nomura or any other Person on any terms, whether or not substantially similar to the terms of the Series A Preferred Shares, for any reason, whether or not such preferred shares of beneficial interest are issued in connection with the properties contemplated under the Securities Purchase Agreement.

      Original Issue Date. The term "Original Issue Date" shall mean the date that Series B Preferred Shares are first issued by the Company.

      Parity Shares. The term "Parity Shares" shall mean, as the case may be,
(i) any class or series of shares of beneficial interest of the Company which is entitled to receive payment of distributions on a parity with the Series B Preferred Shares or (ii) any class or series of shares of beneficial interest of the Company which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series B Preferred Shares.

      Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of the Series B Preferred Shares, provided that such ownership by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h)


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of the Code, or otherwise result in the Company failing to qualify as a REIT.

      Preferential Distribution Non-Payment. The term "Preferential Distribution Non-Payment" shall have the meaning set forth in subparagraph (2) of paragraph
(E) below.

      Preferred Shares Trustee. The term "Preferred Shares Trustee" shall have the meaning set forth in subparagraph (2) of paragraph (E) below.

      Redemption Date. The term "Redemption Date" shall have the meaning set forth in subparagraph (2) of paragraph (D) below.

      Redemption Price. The term "Redemption Price" shall mean a price per Series B Preferred Share equal to $25.00 together with accrued and unpaid distributions, if any, thereon to the Redemption Date, without interest.

      Redemption Record Date. The term "Redemption Record Date" shall mean the date designated by the Board of Trustees of the Company for redemption of Series B Preferred Shares, provided, however, that such Redemption Record Date shall be not more than sixty (60) days nor less than thirty (30) days prior to such Redemption Date.

      REIT. The term "REIT" shall mean a real estate investment trust under
Section 856 of the Code.

      Securities Purchase Agreement. The term "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement among Partnership Acquisition Trust II ("Nomura"), Glimcher Properties Limited Partnership (the "Operating Partnership") and the Company, dated as of November 26, 1996, as amended from time to time.

      Senior Shares. The term "Senior Shares" shall mean, as the case may be,
(i) any class or series of shares of beneficial interest of the Company ranking senior to the Series B Preferred Shares in respect of the right to receive distributions or (ii) any class or series of shares of beneficial interest of the Company ranking senior to the Series B Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

      Series A Preferred Shares. The term "Series A Preferred Shares" shall mean the Series A Convertible Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company, issued pursuant to the Securities Purchase Agreement.


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      Series A-1 Articles Supplementary. The term "Series A-1 Articles
Supplementary" shall mean the Articles Supplementary clarifying and designating 40,000 shares of Series A-1 Convertible Preferred Shares of Beneficial Interest.

      Series A-1 Preferred Shares. The term "Series A-1 Preferred Shares" shall mean the Series A-1 Convertible Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company, issued pursuant to the Securities Purchase Agreement.

B.    Distributions.

      1. The record holders of Series B Preferred Shares shall be entitled to receive cash distributions, when, as and if authorized and declared by the Board of Trustees, out of assets legally available for payment of distributions. Such distributions shall be payable quarterly by the Company in cash at a rate of 9 1/4% of the Liquidation Preference per annum (equivalent to $2.3125 per Series B Preferred Share per annum).

      2. Distributions on Series B Preferred Shares shall accrue and be cumulative from the Original Issue Date. Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Trustees of the Company on the 15th day of January, April, July and October of each year (each, a "Distribution Payment Date"), commencing on the Business Day succeeding January 15, 1998. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day. The amount of distributions payable on Series B Preferred Shares for each full Distribution Period shall be computed by dividing by four (4) the annual distribution rate set forth in subparagraph (1) of this paragraph (B) above. Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be paid to the holders of record of the Series B Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Distribution Record Date for such distribution. Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor. Any distribution payment made on Series B Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. The Series B Preferred Shares rank senior to the Nomura Preferred Shares, as to distributions in the manner and to the extent provided herein.

      3. If any Series B Preferred Shares are outstanding, no distributions shall be authorized or paid or set apart for payment on any other class or series of Junior Shares or Parity


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Shares for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and any other class or series of Preferred Shares ranking on a parity as to distributions with the Series B Preferred Shares, all distributions authorized upon the Series B Preferred Shares and any other such class or series of Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Series B Preferred Shares and such class or series of Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series B Preferred Shares and such class or series of Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears. The provisions of this subparagraph
(3) shall not prohibit the mandatory redemption referred to in subparagraph (4) of this paragraph (B).

      4. Except as provided in subparagraph (3) of this paragraph (B), unless full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no distributions (other than in Junior Shares) shall be authorized or paid or set apart for payment or other distribution shall be authorized or made upon any Junior Shares or Parity Shares nor shall any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other Junior Shares); provided, however, that the foregoing shall not prevent (i) the mandatory redemption by the Company of Series A-1 Preferred Shares in accordance with the terms set forth in the Series A-1 Articles Supplementary as in existence on the Original Issue Date, and (ii) the mandatory redemption by the Company of any other series of Nomura Preferred Shares issued from time to time pursuant to the Securities Purchase Agreement in accordance with the terms set forth in the articles supplementary classifying such series of Nomura Preferred Shares, which terms shall be substantially similar to the mandatory redemption terms set forth in the Series A-1 Articles Supplementary as in existence on the Original Issue Date, except that such articles supplementary shall relate to a different property to be acquired, constructed and/or developed by a separate entity in which the Company is either directly or indirectly a co-participant.


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      5. Notwithstanding anything contained herein to the contrary, no distributions on Series B Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

      6. Notwithstanding anything contained herein to the contrary, distributions on the Series B Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue whether or not any agreement of the Company prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

      7. If the Board of Trustees determines that it is permissible under applicable law and that the distributions will qualify for the dividends paid deduction (within the meaning of Sections 561 and 562 of the Code or any successor provisions thereto), such distributions shall be paid as follows: first, from income of the Company other than net capital gains, and the balance, if any, from net capital gains of the Company. If the Board of Trustees determines, in its sole discretion, that distributions to be paid in accordance with the preceding sentence might not qualify for such dividends paid deduction, or might not be permissible under applicable law, then such distributions shall be paid in a manner determined by the Board of Trustees.

C.    Distributions Upon Liquidation, Dissolution or Winding Up.

      1. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the prior preferences and other rights of any Senior Shares as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of Series B Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating


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distributions to which they are entitled, the holders of Series B Preferred
Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Company.

      2. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series B Preferred Shares and the corresponding amounts payable on all shares of Parity Shares as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series B Preferred Shares and all such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. The Series B Preferred Shares rank senior to the Nomura Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company. Neither the consolidation or merger of the Company into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this paragraph (C); provided that, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series B Preferred Shares.

      3. In determining whether a distribution by dividend, redemption or other acquisition of Shares or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

D.    Redemption by the Company.

      1. The Series B Preferred Shares may be redeemed for cash, in whole or from time to time in part, on any date on or after November 15, 2002 as fixed by the Board of Trustees of the Company at the Redemption Price. The Redemption Price of the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of other Capital Shares of the Company or the Operating Partnership and not from any other source.


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      2. Each date fixed for redemption pursuant to subparagraph (1) of this paragraph (D) is called a "Redemption Date". If the Redemption Date is after a Distribution Record Date and before the related Distribution Payment Date, the distribution payable on such Distribution Payment Date shall be paid to the holder in whose name the Series B Preferred Shares to be redeemed are registered at the close of business on such Distribution Record Date notwithstanding the redemption thereof between such Distribution Record Date and the related Distribution Payment Date or the Company's default in the payment of the distribution.

      3. In case of redemption of less than all of the Series B Preferred Shares at the time outstanding, the shares to be redeemed shall be selected by the Company pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Board of Trustees.

      In order to facilitate the redemption of Series B Preferred Shares, the Board of Trustees may fix a record date for the determination of the shares to be redeemed, such record date to be not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such redemption.

      4. Notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addressees as they appear on the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to any holder to whom the Company has failed to give notice or except as to any holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date;
(ii) the Redemption Price; (iii) the number of Series B Preferred Shares to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of Series B Preferred Shares to be redeemed from such holder; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.


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      5. If notice has been mailed in accordance with subparagraph (4) of this paragraph (D), and such notice provided that on or before the Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions on the Series B Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series B Preferred Shares, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

      6. Any funds deposited with a bank or trust company for the purpose of redeeming Series B Preferred Shares shall be irrevocable except that:

            a. the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

            b. any balance of monies so deposited by the Company and unclaimed by the holders of the Series B Preferred Shares entitled thereto at the expiration of two (2) years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

      7. No Series B Preferred Shares may be redeemed except with assets legally available for the payment of the Redemption Price.

      8. Unless full cumulative distributions on all Series B Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series B Preferred Shares shall be redeemed unless all outstanding Series


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B Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Shares from persons owning in the aggregate 8.0% or more of the lesser of the number or value of the total outstanding shares of beneficial interest of the Company or 9.9% or more of the lesser of the number or value of the total outstanding Series B Preferred Shares pursuant to provisions of the Declaration of Trust and these Articles Supplementary. Unless full cumulative distributions on all outstanding Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, the Company shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by conversion into or exchange for shares of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company).

      9. All Series B Preferred Shares redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

E.    Voting Rights.

      1. The holders of Series B Preferred Shares shall not be entitled to vote on any matter except (i) as provided in paragraph (H), (ii) as provided in subparagraph (2) of this paragraph (E) or (iii) as expressly provided by law.

      2. In the event the Company shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding Series B Preferred Shares for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a "Preferential Distribution Non-Payment"), the number of trustees of the Company shall be increased by two and the holders of the outstanding Series B Preferred Shares, voting together as a class with all other classes or series of preferred shares of the Company ranking on a parity with the Series B Preferred Shares with respect to distribution rights and then entitled to vote on the election of such additional two trustees, shall be entitled to elect such two additional trustees until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding Series B Preferred Shares have been authorized and paid or set apart for payment.


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Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Shares Trustee, the Board of Trustees may, and upon the written request of the holders of record of not less than 20% of the holders of the Series B Preferred Shares and all holders of other classes or series of preferred shares of the Company ranking on a parity with the Series B Preferred Shares with respect to distribution rights who are then entitled to vote on the election of such additional trustee or trustees shall call a special meeting of such holders for the purpose of electing the additional trustee or trustees. In the case of such a written request, such special meeting shall be held within ninety (90) days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than ninety (90) days before the date fixed for the next ensuing annual meeting of shareholders of the Company and all holders of the Series B Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series B Preferred Shares with respect to distribution rights are afforded the opportunity to elect such additional trustee or trustees (or fill any vacancy) at such annual meeting of shareholders.

      If and when all accumulated distributions on the Series B Preferred Shares have been authorized and paid or set aside for payment in full, the holders of the Series B Preferred Shares shall be divested of the special voting rights provided by this subparagraph (2) of paragraph (E), subject to revesting in the event of each and every subsequent Preferential Distribution NonPayment. Upon termination of such special voting rights attributable to all holders of the Series B Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series B Preferred Shares with respect to distribution rights, the term of office of each trustee elected by the holders of the Series B Preferred Shares and such parity preferred shares (a "Preferred Shares Trustee") pursuant to such special voting rights shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by the number of Preferred Shares Trustees. Any Preferred Shares Trustee may be removed only by the vote of the holders of record of a majority of the outstanding Series B Preferred Shares and all other series of preferred shares of the Company ranking on a parity with the Series B Preferred Shares with respect to distribution rights who would then be entitled to vote in such Preferred Shares Trustee's election, voting together as a separate class, at a meeting called for such purpose.

      3. So long as any Series B Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees of the Company shall at all times be such that the exer-


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cise, by the holders of the Series B Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series B Preferred Shares with respect to distribution rights, of the right to elect trustees under the circumstances provided for in subparagraph (2) of this paragraph (E) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

      4. Trustees elected pursuant to subparagraph (2) of this paragraph (E) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series B Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series B Preferred Shares with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Shares Trustee upon the termination of the special voting rights as provided for in subparagraph (2) of this paragraph (E) or as otherwise provided for in subparagraph (2) of this paragraph (E).

      5. So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by vote of the holders of record of a majority of the outstanding Series B Preferred Shares and all other series of preferred shares ranking on a parity with the Series B Preferred Shares with respect to distribution rights who are then entitled to vote in the election of such Preferred Shares Trustee as provided above. As long as the Preferential Distribution Non-Payment shall continue, holders of the Series B Preferred Shares shall not, as such shareholders, be entitled to vote on the election or removal of trustees other than Preferred Shares Trustees, but shall not be divested of any other voting rights provided to such shareholders by law, the Declaration of Trust and these Articles Supplementary with respect to any other matter to be acted upon by the shareholders of the Company.

F. Trustees' Right to Refuse to Transfer Series B Preferred Shares; Limitation on Holdings.

      1. The terms and provisions of this paragraph (F) shall apply in addition to, and not in limitation of, the terms and provisions of Section 6.6 of the Declaration of Trust.

      2. Each Person who owns directly or indirectly more than five percent in number or value of the total Series B Preferred Shares outstanding shall, by January 30 of each year, give written notice to the Company stating the Person's name and address, the number of Series B Preferred Shares directly or indirectly owned by such Person, and a description of the capacity in which such Series B Preferred Shares are held. For purposes of these Articles Supplementary, the number and value of the total Series B Preferred Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Series B Preferred Shares, irrespective of such shareholder's percentage ownership of outstanding Series B Preferred Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Series B Preferred Shares as the Board of Trustees deems necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section 1.5 of the Declaration of Trust), to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance or to determine any such compliance with this paragraph (F).

      3. If, in the opinion of the Board of Trustees, which shall be binding upon any prospective acquiror of Series B Preferred Shares, any proposed transfer or issuance would jeopardize the status of the Company as a REIT under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

      4. As a condition to any transfer and/or registration of transfer on the books of the Company of any Series B Preferred Shares which could result in direct or indirect ownership (as hereinafter defined) of Series B Preferred Shares exceeding 9.9% of the lesser of the number or the value of the total Series B Preferred Shares outstanding (the "Series B Excess Preferred Shares") by a Person other than a Series B Preferred Excepted Person (as defined in subparagraph (5) below), such prospective transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

      5. Any transfer of Series B Preferred Shares that would (i) create a direct or indirect owner of Series B Excess Preferred Shares other than a Series B Preferred Excepted Person; (ii) result in the Series B Preferred Shares being owned by fewer than 100 Persons for purposes of the REIT provisions of the Code; or (iii) result in the Company being "closely held" within the meaning of
Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series B Preferred Shares hereunder and shall be deemed never to have had an interest therein. Any issuance of Series B Preferred Shares that would (i) create a direct or indirect owner of Series B Excess Preferred Shares other than a Series B Preferred Excepted Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series B Preferred Shares hereunder and shall be deemed never to have had an interest therein.

      "Series B Preferred Excepted Person" shall mean any Person approved by the Board of Trustees, at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 9.9% of the lesser of the number or the value of the total Series B Preferred Shares outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a REIT under the REIT Provisions of the Code.

      6. The Company, by notice to the holder thereof, may purchase any or all Series B Preferred Shares that are proposed to be transferred pursuant to a transfer which, in the opinion of the Board of Trustees, which shall be binding upon any proposed transferee of Series B Preferred Shares, would result in any Person acquiring Series B Excess Preferred Shares, or would otherwise jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code. The purchase price for any Series B Excess Preferred Shares to be transferred shall be equal to the fair market value of the Series B Preferred Shares on the last trading day immediately preceding the day on which notice of such proposed transfer is sent, as reflected in the closing sale price for the Series B Preferred Shares, if then listed on a national securities exchange, or such price for the Series B Preferred Shares on the principal exchange if then listed on more than one national securities exchange, or if the Series B Preferred Shares are not then listed on a national securities exchange, the latest bid quotation for the Series B Preferred Shares if then traded over-the-counter, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the fair market value of such Series B Preferred Shares as determined by the Board of Trustees in good faith. Prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series B Preferred Shares to be so redeemed shall have been made or duly provided for, the holder of any Series B Excess Preferred Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Series B Preferred Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Series B Excess Preferred Shares prior to the discovery by the Company that the Series B Preferred Shares have been transferred in violation of this paragraph (F) shall be repaid to the Company upon demand. The rights granted to the Company in this subparagraph (6) shall not limit the effect of, restrictions in, or rights of the Company or the Board of Trustees under, any other provision of this paragraph (F).

      7. Notwithstanding any other provision in these Articles Supplementary, the Declaration of Trust or the Company's Bylaws, subparagraphs (5), (6), (7) and (8) of this paragraph (F) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the Series B Preferred Shares then outstanding and entitled to vote. If subparagraph (5),
(6), (7) or (8) of this paragraph (F) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series B Preferred Shares in violation of such sections shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series B Preferred Shares on behalf of the Company.

      8. Subject to subparagraph (12), notwithstanding any other provision of these Articles Supplementary to the contrary, any purported transfer, sale or acquisition of Series B Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership of Series B Preferred Shares) which would result in the termination of the status of the Company as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio. Any such Series B Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Series B Excess Preferred Shares in subparagraph (6) of this paragraph (F).

      9. Subject to subparagraphs (11) and (12), nothing contained in this paragraph (F) or in any other provision of these Articles Supplementary shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of the shareholders by preservation of the Company's status as a real estate investment trust under the REIT Provisions of the Code.

      10. Subject to subparagraph (11), if any provision of this paragraph (F) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this paragraph (F) may be inconsistent with any other provision of these Articles Supplementary, this paragraph (F) shall be controlling.

      11. For purposes of these Articles Supplementary, Series B Preferred Shares not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such Series B Preferred

Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and/or would be considered to own such Series B Preferred Shares by reason of the REIT Provisions of the Code.

      12. Notwithstanding any other provision of paragraph (F), nothing in these Articles Supplementary shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction takes place or occurs shall not negate the effect of any other provision of this paragraph (F) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this paragraph (F).

G.    Ranking.

      With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series B Preferred Shares rank senior to the Common Shares, senior to the Nomura Preferred Shares in the manner and to the extent provided herein and on a parity with any other preferred shares issued by the Company, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of paragraph (H) hereof have been complied with. However, the Company may authorize or increase any class or series of shares of beneficial interest ranking on a parity with or junior to the Series B Preferred Shares as to distribution rights or liquidation preference without the vote or consent of the holders of the Series B Preferred Shares. Notwithstanding that the Series B Preferred Shares rank senior to the Nomura Preferred Shares in the manner and to the extent provided herein as to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Company shall have the right (whether or not distributions on the Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period have been paid)
(i) to mandatorily redeem Series A-1 Preferred Shares in accordance with the terms set forth in the Series A-1 Articles Supplementary as in existence on the Original Issue Date, and (ii) to mandatorily redeem any other Nomura Preferred Shares issued from time to time in accordance with the terms set forth in the articles supplementary classifying such series of Nomura Preferred Shares, which terms shall be substantially similar to the mandatory redemption terms set forth in the Series A-1 Articles Supplementary as in existence on the Original Issue Date, except that such articles supplementary shall relate to a different property to be acquired, constructed and/or developed by a separate entity in which the Company is directly or indirectly a co-participant. Furthermore, so long as the Series B Preferred Shares are outstanding, the Company may only exercise its optional redemption rights in respect of the Nomura Preferred Shares (i) up to an amount equal to the value (as determined below) of the equity securities issued by the Company and the units of partnership interest issued by the Operating Partnership (other than those units of partnership interest issued in connection with the issuance by the Company of common equity securities) junior to the Series B Preferred Shares as to distribution rights and rights upon liquidation, dissolution and winding up ("Junior Equity") from and after the date of the consummation of the offering by the Company of its Series B Preferred Shares and (ii) so long as full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment. The value of such Junior Equity shall be equal to the product of (A) the total number of shares or units of Junior Equity issued, and (B) in each case, as applicable, (i) with respect to issuances of Junior Equity for cash, the amount of the purchase price therefor, (ii) with respect to issuances of Junior Equity for property or other consideration, the closing price per Common Share on the New York Stock Exchange on the date immediately preceding issuance of such Junior Equity, or (iii) with respect to issuances of Junior Equity which are not traded on a national exchange or not convertible into equity securities or units of partnership interest which are traded on a national exchange, as determined by an investment banking firm.

H.  Limitations.

      So long as any Series B Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series B Preferred Shares, voting as a class,

                  1. authorize, create or issue, or increase the authorized or issued amount of, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or liquidation preference, senior to the Series B Preferred Shares, or reclassify any shares of beneficial interest into any such shares; or

                  2. amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including these Articles Supplementary) that would change the preferences, rights or privileges with respect to the Series B Preferred Shares so as to affect the Series B Preferred Shares materially and adversely;

but (except as otherwise expressly required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized Common Shares; (ii) in connection with the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series B Preferred Shares; (iii) in connection with any merger or consolidation in which the

Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series B Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (iv) in connection with any merger or consolidation in which the Company is not the surviving entity if, as a result of the merger or consolidation, the holders of Series B Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series B Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series B Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; or (v) if, at or prior to the time when the issuance of any such shares ranking senior to the Series B Preferred Shares is to be made or any such change is to take effect, as the case may be, the Series B Preferred Shares have been called for redemption upon proper notice and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series B Preferred Shares.

I.    Exclusion of Other Rights.

      The Series B Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Declaration of Trust.

J.    Headings of Subdivisions.

      The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

K.    Severability of Provisions.

      If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series B Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

L.  No Preemptive Rights.

      No holder of Series B Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

M.  Conversion.

      The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

            SECOND: The Series B Preferred Shares have been classified by the Board of Trustees under a power contained in the Declaration of Trust.

            THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

            FOURTH: Each of the undersigned acknowledges these Articles Supplementary to be the act of the Company and as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

            FIFTH: These Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Company by the undersigned in his capacity as a trustee of the Company, which has been formed as a Maryland real estate investment trust pursuant to a declaration of trust of the Company dated as of September 1, 1993, as amended, and not individually, and neither the trustees, officers nor shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. Holders of the Series B Preferred Shares shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of these Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements or transactions between the Company and holders of the Series B Preferred Shares.

            IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ____ day of November, 1997.



                                          GLIMCHER REALTY TRUST


                                          By:___________________(Seal)
                                              David J. Glimcher
                                              President

ATTEST:


By: _____________________________
    George A. Schmidt
    Secretary